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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                February 20, 1999
                        (Date of earliest event reported)

                         K N Energy, Inc. (Exact name of
                     Registrant as specified in its charter)

       Kansas                    1-6446                   48-0290000
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)

                              370 Van Gordon Street
                                P. O. Box 281304
                          Lakewood, Colorado 80228-8304
          (Address of principal executive offices, including zip code)

                                 (303) 989-1740
              (Registrant's telephone number, including area code)
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Item 5.   Other Events.

          K N Energy, Inc., a Kansas corporation (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 20, 1999, among Sempra Energy, a California corporation ("Sempra"), Cardinal Acquisition Corp., a California corporation ("Merger Sub"), and the Company. Pursuant to the Merger Agreement, among other things, the Company will be merged with and into Merger Sub, with Merger Sub as the surviving corporation (the "Merger"). Under the terms of the Merger Agreement, each outstanding share of common stock, par value $5.00 per share, of the Company ("Company Common Stock") (other than shares with respect to which dissenters' appraisal rights are perfected under applicable state law) will be converted into the right to receive, at the election of the holder of the Company Common Stock, either (a)
 .7805 shares of common stock, no par value, of Sempra ("Sempra Common Stock") plus $7.50, (b) 1.115 shares of Sempra Common Stock, or (c) $25.00, subject to pro-ration such that 70 percent of the Company Common Stock outstanding will be converted into Sempra Common Stock and 30 percent will be converted into cash. The Merger is conditioned upon, among other things, the approvals of shareholders of the Company and Sempra and certain regulatory approvals, including approval of the Federal Energy Regulatory Commission and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Merger Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (c)  Exhibits

               99.1 Agreement and Plan of Merger, dated as of February 20, 1999, among Sempra, Merger Sub and the Company.

               99.2 Joint Press Release of the Company and Sempra, issued February 22, 1999.
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                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        K N Energy, Inc.


                                        By:     /s/ Martha B. Wyrsch
                                                ---------------------
                                        Name:   Martha B. Wyrsch
                                        Title:  Vice President, General Counsel
                                                  and Secretary

Date:  February 23, 1999
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                                  Exhibit Index

Exhibit             Description

99.1 Agreement and Plan of Merger, dated as of February 20, 1999, among Sempra, Merger Sub and the Company.

99.2                Joint Press Release of the Company and Sempra, issued
                    February 22, 1999.